EXHIBIT 99

Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Tel: 305-599-1800
Fax: 305-406-1960
www.mastec.com

For Immediate Release

12/23/2004 4:05 PM
MasTec Announces 2004 First and Second Quarter Results

Coral Gables, FL (December 23, 2004) — MasTec, Inc. (NYSE: MTZ) today announced results for the first and second quarters of 2004.

Revenues for the first quarter of 2004 were up 14.2% to $200.0 million, compared with $175.2 million for the comparable quarter of 2003. Net loss for the first quarter of 2004 was $46.1 million compared with a loss of $1.8 million for the comparable quarter of 2003. Total loss per share for the first quarter of 2004 was $0.95 per share, comprised of a $0.54 loss per share from continuing operations and a $0.41 loss per share from discontinued operations.

In the first quarter of 2004, the Company shut down its operation in Brazil and wrote off its Brazilian investment which resulted in a $20 million loss. This loss is reflected in discontinued operations. MasTec expects that there will be minimal future impact regarding Brazil. Also, the Company incurred $9.9 million in additional costs for insurance reserves compared to the first quarter of 2003. MasTec incurred about $3.6 million in additional audit fees, legal fees and settlements and consulting fees related to ongoing litigation and costs associated with Sarbanes Oxley compliance compared to last year’s quarter.

Revenues for the second quarter of 2004 increased 14.9% to $231.3 million compared with $201.4 million for the comparable quarter of 2003. Net loss for the second quarter of 2004 was $740,000 compared with net income of $2.0 million for the comparable quarter of 2003. Total loss for the second quarter of 2004 was $0.02 per share, comprised of $0.01 loss per share from continuing operations and $0.01 loss per share from discontinued operations.

The loss in the second quarter of 2004 was affected by one-time charges. In the quarter, the Company had $3.0 million in additional audit fees, legal fees and expenses related to ongoing litigation and Sarbanes Oxley compliance efforts compared to the second quarter of 2003.

MasTec’s liquidity remains strong. At the end of the second quarter and, also today, the Company had no outstanding draws on its credit facility. The Company’s cash balance at December 22, 2004 was approximately $21 million and the availability under its credit facility was approximately $33 million. Letters of credit issued under the credit facility are approximately $71 million today as compared with $55 million at December 31, 2003.

The Company’s first quarter increase in insurance reserves caused the Company to not be in compliance with certain covenants in its credit facility, beginning in the second quarter of 2004. The Company is currently negotiating with the bank group for the required covenant waiver. The Company expects the waiver to be obtained before filing its third quarter 10-Q.

In general, the Company expects much improved results in 2005 and believes that the number of one-time charges and other non-recurring expenses will be greatly diminished in the future. Additionally, improved performance in 2005 should result from the combination of increased spending from some of our key customers and improved controls, policies and procedures at the Company.

Austin J. Shanfelter, President and CEO stated, “No doubt, this has been a challenging year for us. However, we have made significant changes to enhance our personnel and financial capabilities. We have appreciably upgraded our financial reporting and internal audit capabilities. We also have added high-quality board members and worked closely with all of our financial partners to ensure continued availability of capital for growth.”

Mr. Shanfelter continued, “We have been involved in major multi-state fiber deployment projects for customers during the second half of the year. Customer fiber deployment budgets have been significant, and we anticipate that this business should continue to grow. Our satellite install-to-the-home business, which has grown by about 100% for each of the last three years, continues to expand.”

C. Robert Campbell, the Company’s newly appointed Executive Vice President and Chief Financial Officer noted that “MasTec has made significant investment in its management information systems over the last two years and is strengthening its finance organization. MasTec has put substantially all of its businesses on a single Oracle platform which represents improvement compared to managing the business with over 20 disparate information technology systems. Furthermore, MasTec is adding new data mining software to further improve management information and financial reporting. In addition to the recent appointments of a new CFO and Corporate Controller, MasTec has added senior-level resources to its corporate and field office finance organizations and expects to do further strengthening in the near future.”

Mr. Shanfelter concluded, “As part of our effort to generate better financial performance, we are closely evaluating every division, office and contract to see that Company policies, procedures and financial expectations are met. This management team and our board will have no patience with poorly performing operations. Operations that do not meet our financial expectations will be fixed, sold or closed.”

The Company currently expects to file its third quarter 2004 10-Q in the very near future and will announce details of any related conference calls in a subsequent press release.

Summary financials for the quarters are as follows:

Condensed Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	For the Three Months
	Ended March 31,
	2004	2003
		As Restated
Revenue	$200,022	$175,167
Costs of revenue, excluding depreciation	194,573	147,840
Depreciation	4,985	8,350
Amortization	176	151
General and administrative expenses	21,320	17,261
Interest expense, net	4,903	4,614
Other expense (income), net	140	(557)

Loss from continuing operations before benefit for income taxes	(26,075)	(2,492)
Benefit for income taxes	—	1,010

Loss from continuing operations	$(26,075)	$(1,482)
Loss on discontinued operations, net of tax benefit	(826)	(270)
Loss on write off of assets of discontinued operations, net	(19,165)	—

Net loss	$(46,066)	$(1,752)

Basic diluted and weighted average common shares outstanding	48,323	48,018

Basic and diluted loss per share:
Continuing operations	$(0.54)	$(0.03)

Discontinued operations	$(0.41)	$(0.01)

Basic and diluted net loss per share	$(0.95)	$(0.04)

Condensed Balance Sheets
(In thousands)
(Unaudited)

		(Audited)
	March 31,	December 31,
	2004	2003
Assets
Total current assets	$269,345	$296,875
Property and equipment, net	80,911	85,832
Goodwill	138,640	150,984
Deferred taxes	56,296	55,083
Other assets	31,227	35,151

Total assets	576,419	$623,925

Liabilities and Shareholders’ Equity
Current liabilities	$153,886	$183,515
Other liabilities	33,556	27,636
Long-term debt	196,599	196,956
Total shareholders’ equity	192,378	215,818

Total liabilities and shareholders’ equity	$576,419	$623,925

Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Three Months
	Ended March 31,
	2004	2003
Cash flows from operating activities:
Net cash provided by operating activities	$(15,303)	$6,927
Net cash (used in) provided by investing activities	(144)	1,244
Net cash (used in) provided by financing activities	(287)	(1,642)

Net (decrease) increase in cash and cash equivalents	(15,734)	6,529
Net effect of currency translation on cash	202	95
Cash and cash equivalents — beginning of period	19,415	8,730
Cash used in discontinued operations	(614)	(235)

Cash and cash equivalents — end of period	3,269	$15,119

Condensed Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	For the Three Months
	Ended June 30,
	2004	2003
		As Restated
Revenue	$231,278	$201,361
Costs of revenue, excluding depreciation	206,261	169,031
Depreciation	4,481	7,200
Amortization	175	132
General and administrative expenses	16,717	15,066
Interest expense, net	4,664	4,754
Other (income) expense, net	(444)	307

(Loss) income from continuing operations before benefit for income taxes and minority interest	(576)	4,871
Provision for income taxes	—	1,900
Minority interest	(35)	—

(Loss) income from continuing operations	(611)	2,971
Loss on discontinued operations, net of tax benefit	(129)	(952)

Net (loss) income	$(740)	$2,019

Basic weighted average common shares outstanding	48,385	48,030

Basic (loss) earnings per share:
Continuing Operations	$(0.01)	$0.06

Discontinued Operations	$(0.01)	$(0.02)

Total basic net (loss) earnings per share	$(0.02)	$0.04

Diluted weighted average common shares outstanding	48,385	48,215

Diluted (loss) earnings per share:
Continuing Operations	$(0.01)	$0.06

Discontinued Operations	$(0.01)	$(0.02)

Total diluted net (loss) earnings per share	$(0.02)	$0.04

Condensed Balance Sheets
(In thousands)
(Unaudited)

		(Audited)
	June 30,	December 31,
	2004	2003
Assets
Total current assets	$301,002	$296,875
Property and equipment, net	75,394	85,832
Goodwill	138,640	150,984
Deferred taxes	56,346	55,083
Other assets	26,752	35,151

Total assets	$598,134	$623,925

Liabilities and Shareholders’ Equity
Current liabilities	$176,506	$183,515
Other liabilities	33,927	27,636
Long-term debt	196,091	196,956
Total shareholders’ equity	191,610	215,818

Total liabilities and shareholders’ equity	$598,134	$623,925

Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2004	2003
		As Restated
Net cash used in operating activities	$(1,149)	$(1,881)
Net cash provided by investing activities	1,489	2,201
Net cash used in financing activities	(2,388)	(2,405)

Net decrease in cash and cash equivalents	(2,048)	(2,085)
Net effect of currency translation on cash	28	(2,149)
Cash and cash equivalents — beginning of period	19,415	8,730
Cash used in discontinued operations	(614)	(273)

Cash and cash equivalents — end of period	$16,781	$4,223

     MasTec <www.mastec.com> is a leading communications, broadband, intelligent traffic and energy infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.